EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Tobias Essig, certify that:
1.	I am a duly authorized officer of BMW Financial Services NA, LLC;
2.
I have reviewed the terms of that certain Servicing Agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”), between Financial Services Vehicle Trust (the “Trust”) and BMW Financial Services NA, LLC, as servicer (in such capacity, the “Servicer”), as supplemented by the 2024-2 Servicing Supplement, dated as of October 7, 2024 (together with the Basic Servicing Agreement, the “Servicing Agreement”), among the Trust, BMW Manufacturing L.P., as grantor and initial beneficiary of the Trust, and BMW Financial Services NA, LLC, as sponsor and as Servicer, and I have made, or have caused to be made under my supervision, a review of the activities of the Servicer and the performance of its obligations under the Servicing Agreement during the period from January 1, 2025 to December 31, 2025; and

3.
to the best of my knowledge, based on the review described in paragraph 2 above, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects during the period from January 1, 2025 to December 31, 2025.

Dated:                          March 24, 2026
BMW FINANCIAL SERVICES NA, LLC
By:  /s/ Tobias Essig
Name:       Tobias Essig
Title:            Chief Financial Officer and Vice President – Finance